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                                                                      EXHIBIT 5

                         Morgan, Lewis & Bockius LLP
                            2000 One Logan Square
                   Philadelphia, Pennsylvania  19103-6993





November 14, 1997


National-Oilwell, Inc.
5555 San Felipe
Houston, Texas  77056

Re:     National-Oilwell, Inc.
        Registration Statement on Form S-3

Ladies and Gentlemen:

As counsel to National-Oilwell, Inc., a Delaware corporation (the "Company"), we have assisted in the preparation of the subject Registration Statement on Form S-3, as amended (the "Registration Statement"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the issuance of up to 6,152,500 shares (12,305,000 shares after giving effect to the Company's one-for-one stock dividend (the "Stock Dividend") to be paid on November 18, 1997) (the "Shares") of the Company's Common Stock, par value $0.01 per share.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement; (b) the Company's Amended and Restated Certificate of Incorporation and Bylaws; (c) the Dreco Energy Services 1989 Amended and Restated Employee Incentive Stock Option Plan (the "Plan") and related option agreements between the Company and Robert L. Phillips and W. Douglas Frame, respectively (the "Option Agreements"); (d) certain records of the Company's corporate proceedings as reflected in its minute books; (e) the Combination Agreement, dated as of May 14, 1997 (as amended, the "Combination Agreement"), between the Company and Dreco Energy Services Ltd.; and (f) such records, documents, statutes and decisions as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Our opinion set forth below is limited to the Delaware General Corporation Law.

Based upon the foregoing, we are of the opinion that, when and to the extent (i) the Registration Statement has become effective under the Act, (ii) those Shares to be issued pursuant to the Plan and the Option Agreements are issued in accordance with the terms and conditions of the Plan and the Option Agreements,
(iii) those Shares to be issued pursuant to the Exchangeable Share Provisions (the "Exchangeable Share Provisions") (attached as Appendix A to the Plan of Arrangement under Section 186 of the Alberta Business Corporations Act filed with the Registrar of Corporations in the Province of Alberta, Canada on September 25, 1997 pursuant to the Combination Agreement) are issued in accordance with the terms and conditions of the Exchangeable Share Provisions and (iv) the Stock Dividend has been paid. The Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.


Very truly yours,

Morgan, Lewis & Bockius LLP